Exhibit 99.1

Dear Colleagues,

On behalf of our Board of Directors and Senior Staff, I am pleased to announce that we have entered into a definitive agreement to be acquired by Valeant. A copy of the press is attached to this email. The combination of Valeant and Salix will create a larger, stronger and more diversified leading specialty pharmaceutical company. The cultures and business models of our two companies are complementary as we are both driven by innovation and customer focus, and we share a vision of providing better health solutions to health care providers and their patients. The transaction delivers immediate cash consideration to our stockholders at a premium valuation. Together, our combined company will provide the greatest value for our employees, shareholders, and the patient communities we serve by building on the qualities that make Salix such a unique and industry leading gastroenterology company.

As some of you may know, Valeant is an international specialty pharmaceutical company headquartered in Laval, Quebec with a growth-oriented, operating model that is currently focused on dermatology, ophthalmology and emerging markets. Valeant’s portfolio of products offers specialty physicians and their patients a wide range of best-in-class treatments and their products are marketed in more than 100 countries. Importantly, Valeant is deeply focused on creating an expanding portfolio of solutions to address patients’ needs. Their culture and philosophy is centered on excellence in innovation, physician customer service and improving the lives of patients globally. In light of these core values, Salix is an ideal addition to the Valeant organization.

We expect the transaction, which is subject to customary closing conditions and regulatory approval, to close in the second quarter of 2015. It is important to keep in mind, however, that until the transaction closes, we will continue to operate as an independent company. That means we should continue to focus on our day to day responsibilities, meet our commitments for the business and deliver results to our customers, patients and shareholders.

We, along with Valeant, are dedicated to making this transition as smooth as possible and recognize that you may have many questions regarding what this means for you. As always, we will do our best to keep you informed during this process with any relevant information. On Monday Valeant will hold conference calls with the field (times to be determined), and on Tuesday, Valeant and Salix’s Senior Staff will hold a town hall meeting to give you the opportunity to learn about the transaction and ask questions. In the meantime, please feel free to talk to me or to any member of Senior Staff. If you are approached by the media in the coming days, please refer them to Michael Freeman, Assistant Vice President of Corporate Communications and Investor Relations.

I am very proud of this company and what we have built together over the years. The value we have created would not have been possible without your hard work and dedication. Thank you for all you have done and continue to do. I ask that you maintain your focus and continue delivering the same great, high-quality work that you have always done.

Best,

Tom

Important Information for Investors and Security Holders

The tender offer for the outstanding common stock of Salix Pharmaceuticals, Ltd. (“Salix”) has not yet commenced. This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the Securities and Exchange Commission (the “SEC”) by a subsidiary of Valeant Pharmaceuticals International, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Salix. The tender offer will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND STOCKHOLDERS OF SALIX ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These materials will be sent free of charge to Salix stockholders when available, and may also be obtained from Salix’s website, www.salix.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.